UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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1ST CENTURY BANCSHARES, INC.
(Name of Registrant as Specified in Its Charter)

PALISAIR CAPITAL PARTNERS, L.P.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Palisair Capital Partners, L.P., a Delaware limited partnership (“Palisair Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of one nominee to the Board of Directors of 1st Century Bancshares, Inc., a Delaware corporation (the “Company”), at the 2008 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).  Palisair Partners has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On May 14, 2008, Palisair Partners issued the following press release:

FOR IMMEDIATE RELEASE

Palisair Capital Partners, L.P. Sends Open Letter to Stockholders of 1st Century Bancshares, Inc.

LOS ANGELES--(BUSINESS WIRE)—Palisair Capital Partners, L.P. (“Palisair”) announced today that it has issued an open letter to stockholders of 1st Century Bancshares, Inc. (OTC BB:FCTY.OB).

The full text of the letter follows:

THE 1ST CENTURY BANCSHARES ANNUAL MEETING IS RAPIDLY APPROACHING.  YOUR VOTE FOR ZACHARY JAMES COHEN, THE INDEPENDENT NOMINEE OF 1ST CENTURY’S LARGEST STOCKHOLDER, IS CRITICALLY IMPORTANT.  MR. COHEN IS COMMITTED TO IMPROVING THE VALUE OF YOUR SHARES. WE STRONGLY URGE YOU TO VOTE YOUR SHARES TODAY, BY EXECUTING THE ENCLOSED GREEN PROXY CARD OR FOLLOWING THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD.

May 14, 2008

Dear Fellow Stockholder,

You may have read a letter dated May 8, 2008 from Alan Rothenberg, the Chairman and Chief Executive Officer of 1st Century Bancshares, and his handpicked Chief Executive Officer of 1st Century Bank, Jason DiNapoli.  Messrs. Rothenberg and DiNapoli have made hostile and unsubstantiated remarks in their communication with shareholders. Their strategy appears to be predicated on disparaging 1st Century’s largest stockholder, Palisair Capital Partners, L.P., by attempting to install fear and continuing to ignore the ongoing problems facing our Company.

Specifically, Messrs. Rothenberg and DiNapoli made no effort to address the following:

•	A disturbing trend of nepotism at 1st Century;

•	Weak internal controls and sub-standard corporate governance practices;

•	Excessive turnover of senior executives;

•	The poor performance of 1st Century’s stock price relative to its peers since this turnover;

•	Excessive use of stock options to senior executives and the incumbent Board; and

•	The failure to retain a qualified investment banking firm to evaluate long-term growth initiatives.

In our opinion, this approach is typical of an arrogant management team and we believe it is abundantly clear that this management team does not believe serious ideas deserve answers.

We believe these continuing and unaddressed problems have been allowed to fester, and have hurt 1st Century’s stock performance.

Is it any surprise that 1st Century’s shares have declined over 40% in two years?

1st Century’s performance has also been substandard compared to its peers, as described by its Chairman, Alan Rothenberg:

“Despite plenty of competition, [Alan Rothenberg] claims 1st Century's main competitors are large banks such as Bank of America, Wells Fargo & Co., City National Corp. and Union Bank of California…” according to an article in the Los Angeles Business Journal in August 2006.

1st Century is currently valued at a 35% to 65% discount to its competitors.

	Price to Tangible Book	Trailing Return on Assets	Trailing Return on Equity	Trailing Dividend Yield
Bank of America	2.9x	0.7%	7.7%	7.0%
Wells Fargo	2.8x	1.3%	14.7%	4.1%
City National	2.0x	1.4%	12.8%	3.8%
Union Bank of California	1.7x	1.0%	12.1%	4.0%

Average	2.4x	1.1%	11.8%	4.7%
Median	2.4x	1.1%	12.5%	4.1%

SNL Bank and Thrift Index	2.6x	0.5%	5.9%	4.5%
SNL Microcap Bank Index	1.4x	0.6%	6.4%	2.5%

1st Century	0.9x	0.4%	1.5%	0.0%

Source: SNL Financial, SEC Filings

WHEN PROMOTING 1ST CENTURY, ALAN MADE BIG PROMISES:

“As long as you don’t do something stupid, you’re essentially guaranteed to make money…” Rothenberg said in a February 2007 article in Los Angeles Magazine.

“Rothenberg hopes the bank will be a billion-dollar-plus venture one day…” according to a May 2004 article in Daily Journal, California’s Largest Legal News Provider.

THE REALITY:  Instead of producing tangible returns for stockholders in the form of dividends and a strong stock price, Mr. Rothenberg has abused our valuable capital to authorize up to 27% of our shares for stock options to management and the Board, which is far in excess of 1st Century’s competitors, and employs his son, Richard Rothenberg, as the Managing Director of Business Development, despite his son’s lack of direct banking experience.   He also has used our precious capital to pay for his country club dues every single year since the bank’s inception in 2004.

Even worse, instead of focusing on generating value for all stockholders, Mr. Rothenberg has over-promised and under-delivered while focusing on numerous unrelated personal business ventures.

•	Chairman, Premier Partnerships, a privately held sports and entertainment firm with offices in New York and Los Angeles.

•	General Partner, Sports Business Ventures, a private investment firm that, based on its website, focuses on investing in sports-related companies.

•	Principal, SR Productions, a privately held Beverly Hills based firm that, based on its website, markets itself as America’s Leading Producer of Speaker Series.

•	Consultant and Special Advisor, Government of Morocco, World Cup 2010 Bid.

From 2003 to May 2004, Mr. Rothenberg was focusing on Morocco’s World Cup 2010 Bid and we believe was out of the country for periods during 1st Century’s crucial startup period.

“Morocco will pay Rothenberg a bonus, reportedly several million dollars, if it gets to host the World Cup,” the Daily Journal reported in May 2004.

ARE ROTHENBERG’S INTERESTS FULLY ALIGNED WITH 1ST CENTURY’S STOCKHOLDERS?  WE DOUBT IT.

We believe that it is the Board’s fiduciary duty to protect stockholder’s capital AND to seek opportunities for growth and profit.  We believe the existing Board has failed to evaluate a range of strategic alternatives in order to maximize stockholder value, including the acquisition of small business boutique banks that we believe could be purchased by 1st Century at an attractive price.  We believe that any acquisition considered would have to be very carefully researched, considered and analyzed by professional advisors, management and the Board. We are in no way suggesting a capricious acquisition, but rather commencing a thoughtful process to consider various opportunities that could be accretive to 1st Century stockholders over the long run.

We further believe that the Board does not appear to have a business plan. They have not communicated to stockholders any clear path to earning an adequate return on the $60 million of capital that we, the stockholders, have entrusted in them.  Management and the Board have not provided any short-term and long-term growth plans, innovative ideas or quantitative projections regarding the Company’s future.

The only measure that currently exists, which is the price of our shares, indicates that management and the Board are failing.  The largest stockholder of 1st Century, Palisair Capital Partners and its nominee, Zachary James Cohen, have the financial incentive to hold management and the Board fully accountable to all stockholders.

If elected, Mr. Cohen will hold one of fourteen seats on the Board and will be a minority on the Board.  Mr. Cohen will work with the remaining Board members to increase value for all 1st Century stockholders.

PLEASE RETURN THE GREEN PROXY CARD TODAY to elect Zachary James Cohen to the Board for the purpose of increasing the value of the shares that you and we both hold. You have a genuine choice as a stockholder and no matter how many shares you own, you deserve results and independent representation on 1st Century’s Board.   We urge you to sign, date, and return the enclosed GREEN proxy card today or follow the telephone or internet voting instructions included with your proxy card to vote FOR the election of Zachary James Cohen.

Since only your latest dated proxy card will count, we urge you NOT to return any WHITE proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to Palisair Capital Partners.  Remember, you can vote for Zachary James Cohen only on our GREEN proxy card.  So please make certain that the latest dated proxy card you return is the GREEN proxy card.

Thank you for your consideration,

/s/ Zachary James Cohen

Zachary James Cohen Palisair Partners Capital, L.P.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please call MacKenzie Partners, Inc. at the phone numbers listed below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

or

CALL TOLL FREE (800) 322-2885

About Palisair Capital Partners, L.P.

Palisair Partners is a hedge fund founded in September 2007.

Contact:
Palisair Capital
Zachary James Cohen, 310-203-4880
zack@palisaircapital.com